EXHIBIT 99.1

Zumiez Inc. Reports Holiday 2022 Sales Results

LYNNWOOD, Wash., Jan. 09, 2023 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today announced that the Company's total net sales decreased 22.2% for the nine-week period ended December 31, 2022, compared to the nine-week period ended January 1, 2022.  During the same period comparable sales decreased 23.9%.

From a regional perspective, quarter-to-date North America net sales decreased 26.7% Other international net sales, which consists of Europe and Australia, increased 1.9%. Excluding the impact of foreign currency translation, North America net sales decreased 26.4% and other international net sales increased 10.5% for the nine-week period compared to the prior year.

During the nine-week period all categories were down in comparable sales from the prior year with men’s being our most negative, followed by Hardgoods, accessories, women’s, and footwear.

The Company currently anticipates that sales for the fourth quarter of fiscal 2022 will come in slightly above the high end of our fourth quarter sales guidance of $258 million to $268 million, while earnings are expected to be in the mid to high end of our range of earnings per diluted share of $0.36 to $0.51.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “Through the holiday season we have continued to experience difficult economic conditions led by a pullback in discretionary spending, inflation driven costs pressures and a promotional marketplace. Sales have been slightly ahead of our guided levels, but we have also seen further discounting required to move inventory resulting in earnings coming in within our planned range. While we are disappointed with the current results, I remain encouraged with how our teams have managed the business in the face of these near-term challenges. Like we have done during similar economic times, we are prudently balancing the protection of near-term profitability while investing in our people and the key projects that will continue to deliver our distinct merchandise and world-class customer service that has been the foundation of Zumiez’ long-term success.”

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of December 31, 2022, we operated 766 stores, including 615 in the United States, 52 in Canada, 78 in Europe and 21 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, blue-tomato.com and fasttimes.com.au.

Company Contact:
Darin White
VP of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200